ARTICLES OF INCORPORATION

OF

IFR FINANCE, INC.

The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the Kansas General Corporation Code, does hereby certify as follows:

ARTICLE 1

Name

The name of the Corporation is:

IFR Finance, Inc.

ARTICLE II

Registered Office and Resident Agent

The address of the Corporation’s registered office in the State of Kansas is 10200 West York Street, Sedgwick County, Wichita, Kansas 67215. The name of its registered agent at such address is Alfred H. Hunt, III. The Corporation shall, however, be authorized and empowered to transact and engage in business in any and all other states, territories, and countries, without limitation, both within and without the United States of America.

ARTICLE III

Purpose

The Corporation is organized for profit, and the nature of the business and the purposes of the Corporation are to engage in any act or activity for which corporations may be organized and under the Kansas General Corporation Code, as now in effect and as hereafter amended or modified.

ARTICLE IV

Capital Stock

The total authorized capital of the Corporation is 1,000,000 shares of common stock having a par value of $1.00 per share. Each of such shares, as and when issued, shall be fully paid and nonassessable.

ARTICLE V

Incorporator

The name and mailing address of the Corporation’s incorporator are:

Name	Address

Benjamin C. Langel	700 NationsBank Financial Center
Wichita, Kansas 67202

ARTICLE VI

Board of Directors

A. The business and affairs of the Corporation shall be managed and conducted by a Board of Directors consisting of one or more members who need not be stockholders, the exact number to be fixed and determined by the Board of Directors, with full authority in the Board of Directors to vary said number at any time from time to time. Until and unless the Board of Directors shall determine otherwise, the Board of Directors shall consist of one member. The powers of the incorporator shall terminate upon the filing of these Articles of Incorporation with the Kansas Secretary of State. The name and mailing address of the person who shall serve as the original director of the Corporation until the first annual meeting of stockholders, or until his successor is elected and qualified, or until his earlier death, resignation or removal, are:

Name	Address

Alfred H. Hunt, III	10200 West York Street
Wichita, Kansas 67215

B. The Board of Directors shall have full power and authority to manage the Corporation and any and all of its assets, properties, businesses, and affairs, including the right to elect such officers and assistant officers and to designate and appoint such agents and employees as the Board of Directors deems advisable and to allow them suitable compensation, and shall have any and all additional powers and authority, not inconsistent with the express terms of these Articles of Incorporation, that are expressly or impliedly granted to or invested in the Board by the statutes or laws of the State of Kansas, as now in effect and as hereafter amended or modified. Unless otherwise provided in the bylaws of the Corporation, the election of directors by written ballot shall be required only if requested by a stockholder entitled to vote at said election.

C. No director of the Corporation shall be held personally liable to the Corporation or its stockholders for breach of fiduciary duty as a director except for liability (i) for any breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the provisions of K.S.A. § 17-6424 and amendments thereto, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph C shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation serving at the time of such repeal or modification.

ARTICLE VII

Compromise or Arrangement

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of competent jurisdiction within the State of Kansas, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of K.S.A. § 17-6901 and amendments thereto, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of K.S.A. § 17-6808 and amendments thereto, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing ¾ in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE VIII

Bylaws

The original bylaws of the Corporation shall be adopted either by the incorporator or by the Board of Directors. Thereafter, the power to adopt, amend, or repeal the Corporation’s bylaws, in whole or in part, at any time and from time to time, shall be vested concurrently in the stockholders and in the Board of Directors of the Corporation, but the authority of the Board of Directors with respect to bylaws shall at all times remain subject to the superior authority of the stockholders.

ARTICLE IX

Perpetual Existence

The Corporation shall have perpetual existence.

ARTICLE X

No Preemptive Rights

No stockholder of the Corporation shall have any preemptive right to subscribe to any additional issue of shares of the Corporation’s common stock or to any security issued by the Corporation that is convertible into one or more shares of the Corporation’s common stock.

ARTICLE XI

Indemnification

A. The Corporation shall indemnify any director or officer of the Corporation who was, is, or is threatened to be made a party to any threatened, pending, or completed action, suit or proceedings, whether civil, criminal, administrative, or investigative (collectively a “Proceeding”) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, trustee, partner, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the fullest extent permitted by the Kansas General Corporation Code as now in effect and as hereafter amendment. Such right to indemnification shall be a contract right and shall include the right to be paid by the Corporation for expenses incurred in defending any Proceeding in advance of its final disposition to the fullest extent permitted under the Kansas General Corporation Code as now in effect and as hereafter amended.

B. The rights conferred in paragraph A shall not be exclusive of any other right to indemnification which any person may have or hereafter acquire under any statute, bylaw, agreement, contract, resolution of the Board of Directors or stockholders of the Corporation, or otherwise.

IN WITNESS WHEREOF, I have hereunto subscribed my name at Wichita, Kansas, on this 30th day of January, 1998.

/s/ Benjamin C. Langel
Benjamin C. Langel